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                                                                     EXHIBIT 11

            Statement Regarding Computation of Per Share Earnings

                                                   Year ended      Period ended
                                                  December 31,    September 30,
                                                      1995             1996
                                                  ------------    -------------

Primary
Net income                                           $5,883           $2,002
                                                     ======           ======
Weighted average shares outstanding                   3,986            4,037
Assuming exercise of options reduced by the
  number of shares which could have been
  purchased with the proceeds from exercise
  of such options                                       164              203
Assuming S Corporation distribution (1)               1,052            1,052
                                                     ------           ------
Weighted average common shares as adjusted            5,202            5,292
                                                     ------           ------
Earnings per share assuming full dilution            $ 1.13           $ 0.38
                                                     ======           ======

Fully Diluted
Net income                                           $5,883           $2,002
                                                     ======           ======
Weighted average shares outstanding                   3,987            4,037
Assuming exercise of options reduced by the
  number of shares which could have been
  purchased with the proceeds from exercise
  of such options                                       213              190
Assuming shares issued for S Corporation
  distribution (1)                                    1,052            1,052
                                                     ------           ------
Weighted average common shares as adjusted            5,252            5,279
                                                     ------           ------
Earnings per share assuming full dilution            $ 1.12           $ 0.38
                                                     ======           ======
Dilutive effect                                        0.9%             0.0%

Supplemental Pro Forma Calculation (2)
Net income as reported                               $5,883           $2,002
                                                     ======           ======
Add: interest paid                                      160              300
Less: tax effect                                        (61)            (114)
                                                     ------           ------
Net income as adjusted                               $5,982           $2,188
                                                     ======           ======
Weighted average number of shares as reported         5,202            5,292
Shares to be issued (weighted by dates of
  issuance of debt to be repaid)                        229              430
                                                     ------           ------
Weighted average shares, as adjusted                  5,431            5,722
                                                     ------           ------
Supplemental primary EPS                             $ 1.10           $ 0.38
                                                     ======           ======
Dilutive effect                                          2%               0%

(1) In accordance with SAB Topic 1B #3 Other Matters, dividends declared as of the balance sheet date (S Corporation distribution of $9,905) is reflected in the pro forma calculation of Earnings Per Share (EPS).

(2) Effect of Supplemental EPS for debt retirement is less than 3% dilutive, therefore disclosure is not required.

    The treasury stock method was used in the calculation of the average shares outstanding for EPS. The denominator includes the weighted average number of common shares outstanding during the year plus the number of shares from assumed exercise of all outstanding stock options less the number of treasury shares that would be able to be repurchased from the proceeds of such exercise. For primary EPS, the average stock price for the year is used in the calculation of treasury shares assumed to be purchased from the proceeds of exercised options; in the calculation for fully diluted EPS, the year-end stock price is used.

    Prior year outstanding stock was converted for the Reorganization using the actual number of shares outstanding for each entity times the applicable exchange rate as outlined in the Reorganization agreements. This pro forma information was calculated in accordance with Regulation S-X, Article 11, paragraph b(6). Additionally, since the Reorganization results in a change in capitalization, EPS is shown only for the prior year and the most recent period.